Exhibit (a)(1)(O)
STARBUCKS CORPORATION
AGREEMENT ON DUTCH TAX AND SOCIAL SECURITY CONTRIBUTIONS
STOCK OPTION EXCHANGE
An employer-employee relationship is in effect between                      (the “Employee”) and                      (the “Employer”).
The Employer’s parent company, Starbucks Corporation (“Starbucks”), has offered Employee the right to participate in a stock option exchange pursuant to the terms and conditions that are described in the Offer to Exchange Certain Stock Options for New Stock Options (the “Exchange”).
If Employee decides to participate in the Exchange, which expires on May 29, 2009 (the “Expiration Date of the Exchange”), Starbucks will grant Employee a certain number of stock options over shares of Starbucks common stock (the “New Options”) under the Starbucks Corporation Amended and Restated 2005 Long-Term Equity Incentive Plan on the first business day after the Expiration Date of the Exchange. The New Options are granted in exchange for previously granted stock options over shares of Starbucks common stock (the “Exchanged Options”).
On March 13, 2009, the Employer received confirmation of the Dutch Tax Authorities about the consequences of the Exchange for Dutch tax and social security purposes. The Dutch Tax Authorities confirmed that no Dutch taxes and/or social security contributions are due in connection with the Exchange provided that:
(i)	no loss and/or refund is claimed for Dutch wage and/or personal income tax purposes by Employee and/or the Employer with respect to the Exchanged Options that are forfeited pursuant to the Exchange;

(ii)	the full gain derived from exercising and/or disposing of the New Options to be granted under the Exchange constitutes taxable wages for both Dutch tax and social security purposes; and

(iii)	the Employer informs the competent inspector of the Dutch Tax Authorities about this agreement prior to the Expiration Date of the Exchange by sending him or her a copy of this agreement.
By signing this agreement, both the Employer and Employee unconditionally accept the terms and conditions of the Dutch Tax Authorities as described above.
Agreed in                      on                     .

[EMPLOYER]	[NAME OF EMPLOYEE]
[OFFICER]	[ADDRESS]
8100.10.281	Social Security
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